Exhibit 99.1

NEWS RELEASE

CPS Announces Renewal of $100 Million Credit Facility

IRVINE, California, June 7, 2013 (Globe Newswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on June 5, 2013 it renewed its $100 million revolving credit facility with Citi. Under the amended terms, the facility will revolve during the first two years and may amortize during year three. Loans under the facility will be secured by automobile receivables that CPS now holds or will purchase from dealers.

“We are pleased to continue our long-term relationship with Citi, which we have expanded over the last six years," said Charles E. Bradley, Jr., President and Chief Executive Officer. “With this renewal, both of our credit facilities now contain multi-year funding commitments and amortization periods thereafter. This is an important milestone in enhancing our funding flexibility and strengthening our balance sheet.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer 949 753-6800